Exhibit 99.1

Novacea, Inc. and Transcept Pharmaceuticals, Inc. Sign Merger Agreement

Merger to create NASDAQ-listed specialty pharmaceutical company developing new patient benefits from novel applications of existing prescription sleep medicine and psychiatry drugs

Transcept expects 2008 NDA submission for Intermezzo® (zolpidem tartrate sublingual lozenge)

developed to be the first middle of the night sleep aid for nighttime awakenings

Conference call scheduled for Tuesday, September 2, 2008 at 8:30 am EDT

South San Francisco, California and Pt. Richmond, California, September 2, 2008—Novacea, Inc. (Nasdaq: NOVC) and Transcept Pharmaceuticals, Inc., a privately-held specialty pharmaceutical company, announced today that they have entered into a definitive merger agreement under which Novacea will merge with Transcept in an all-stock transaction. Under the terms of the merger agreement, Novacea will issue new shares of its common stock to Transcept stockholders based on an exchange ratio to be determined prior to the closing of the transaction. Under the exchange ratio formula defined in the merger agreement, the former Transcept stockholders are expected to own 60 percent of the combined company, and the former Novacea stockholders are expected to own 40 percent of the combined company, each on a fully-diluted basis. This ratio is subject to potential adjustments as described in the merger agreement.

John P. Walker, Novacea’s Chief Executive Officer and Chairman of the Board, commented, “Since announcing our plans to seek strategic alternatives following termination of the ASCENT-2 study, our priority has been to identify a merger candidate with a late-stage product opportunity that we believe has the potential to provide meaningful long-term value to our stockholders. Following a rigorous due diligence and evaluation process, we concluded that a merger with Transcept offers an excellent opportunity to create such value. We believe that Transcept represents an attractive merger partner for Novacea as Transcept seeks to complete its regulatory approval process and utilizes our cash resources in their potential Intermezzo® product launch to address a large therapeutic market.”

Glenn A. Oclassen, President and Chief Executive Officer of Transcept, stated, “The proposed merger of Transcept and Novacea provides an important opportunity for Transcept to make the transition to being a public company. Assuming a close near the end of 2008, the combined companies will have an estimated cash balance of $88 to $92 million. We believe that these resources will enable us to carry out our plan to successfully commercialize our lead product candidate, Intermezzo®. We also believe that, if approved, Intermezzo® will be a sleep product that is ideally suited to address an unmet need in insomnia – treating middle of the night awakenings on an as-needed basis, at the time they occur – an important therapeutic challenge for which there is no currently approved product on the market in the United States.”

The boards of directors of both Novacea and Transcept have approved the proposed transaction, which is subject to customary closing conditions, including approval by the stockholders of Novacea and Transcept. Novacea stockholders holding approximately 35% of its outstanding common stock have agreed to vote in favor of the transaction, and Transcept stockholders holding approximately 80% of Transcept capital stock have also agreed to vote in favor of the transaction. Subject to regulatory approvals and customary closing conditions, the transaction is currently expected to close during the fourth quarter of 2008 or the first quarter of 2009. If the merger is consummated, the Novacea name will be changed to Transcept Pharmaceuticals, Inc. and the combined company intends to apply to change its ticker symbol on The NASDAQ Global Market®. Novacea was advised in the transaction by Cowen and Company and Transcept was advised by Merrill Lynch & Co.

Transcept Overview

Transcept Pharmaceuticals is a specialty pharmaceutical company developing new patient benefits from novel applications of existing prescription sleep medicine and psychiatry drugs. The lead Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual lozenge), a uniquely delivered low dose formulation of zolpidem developed for the as-needed (prn) treatment of insomnia when patients awaken in the middle of the night (MOTN) and have difficulty returning to sleep. Intermezzo® has demonstrated positive results in two completed Phase 3 pivotal clinical trials and Transcept plans to submit a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) via the 505(b)(2) regulatory pathway prior to the end of 2008.

In clinical studies, Intermezzo® has been shown to be effective, when compared to placebo, at doses of 1.75 and 3.5 mg, the lowest doses of zolpidem ever shown to be statistically superior to placebo in producing sleep. Intermezzo® utilizes zolpidem, the same active pharmaceutical ingredient found in Ambien® and Ambien CR®, previously approved medications for the treatment of insomnia. However, the use of the Transcept Bimucoral® technology and delivery system produces earlier bioavailability at a lower dose. If approved for sale, Intermezzo® is expected to be the only sleep aid approved in the United States specifically for the as-needed treatment of MOTN awakenings with difficulty returning to sleep, which can be taken as needed at the time when such awakenings occur when at least four hours of additional sleep are desired.

In addition to Intermezzo®, Transcept is committed to developing a pipeline of therapeutic products based on existing active agents that have the potential to provide new patient benefits in the fields of psychiatry and sleep medicine. Additional product candidates in its pipeline include TO-2060, a fixed combination dose of olanzapine and ondansetron for the treatment of alcohol use disorder, and TO-2061, a fixed combination dose of risperidone and ondansetron currently being evaluated in the treatment of obsessive compulsive disorder. The company is continuing to investigate opportunities to expand its pipeline by pursuing licensing agreements for novel applications of other previously approved drugs with the potential to fill important unmet needs in the field of psychiatry and sleep medicine.

Middle-of-the-Night Insomnia & Intermezzo®

Awakening in the middle of the night is the most commonly reported insomnia symptom. A recent independent study, conducted by Dr. Maurice Ohayon of the Stanford Sleep Epidemiology Research Center, found that 35 percent of Americans experience MOTN awakenings at least three times per week, and 43 percent of those have difficulty resuming sleep after waking (Journal of Psychiatric Research, in press).

All of the most commonly prescribed sleep aids are designed to produce approximately seven to eight hours of sleep and can be expected to cause hangover effects if used with less than eight hours of time in bed. The most frequently reported sleep problem experienced by insomnia patients is awakening in the middle of the night, rather than difficulty going to sleep at bedtime, yet most insomnia patients do not experience MOTN awakenings every night. However, with the current seven to eight-hour sleep products, patients must either try to prevent MOTN awakenings by taking an eight-hour product at bedtime every night, or treating in anticipation of an awakening.

Intermezzo® (zolpidem tartrate sublingual lozenge) employs the Transcept proprietary Bimucoral® technology in a mint-flavored, sublingual lozenge formulated to dissolve under the tongue in approximately two minutes. The Bimucoral® approach to increasing early bioavailability has demonstrated that, despite the fact that Intermezzo® contains only about one-third the dose of zolpidem as compared to an Ambien® 10 mg tablet, Intermezzo® achieves significantly higher bioavailability in the first 10 to 20 minutes after dosing versus the swallowed Ambien®.

The rapidly delivered, lower zolpidem dose in Intermezzo® has been developed to treat MOTN awakenings as needed, at the time they occur. In clinical studies Intermezzo® has been shown to produce a rapid therapeutic effect, and to demonstrate hangover effects no different than placebo four hours after dosing. As such, Intermezzo® offers the potential to be the first prn “use only when needed” option to treat MOTN awakenings only when episodes occur.

Management and Organization

The combined company will be headed by Glenn A. Oclassen, currently President and Chief Executive Officer of Transcept, and the remainder of the Transcept management team. The combined company’s Board of Directors will consist of ten total members, including three of Novacea’s current directors, Camille Samuels, Fred Ruegsegger, and John Walker, as well as a new nominee, Jake Nunn. The Chairman of the Board will be G. Kirk Raab, currently Chairman of Transcept. The other members of the Board of Directors of the combined company will be Mr. Oclassen, Chris Ehrlich, Thomas Kiley, James Niedel and Daniel Turner.

Conference Call Information

A conference call will be held at 8:30 am ET (5:30 am PT) today, September 2, 2008, to be led by Mr. Oclassen and Mr. Walker, to discuss the merger agreement between Transcept and Novacea.

A live webcast over the Internet will be available at http://www.transcept.com/ or http://www.novacea.com and archived for one year. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

To listen over the phone, please call 866-578-5788 (domestic/toll-free) or 617.213.8057 (international). The passcode for the live call is 48064589.

A telephone replay will be available through September 9, 2008 at 888-286-8010 (domestic/toll-free) or 617-801-6888 (international). To access the telephone replay, please enter passcode 57401649.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company developing new patient benefits from novel applications of existing prescription sleep medicine and psychiatry drugs. The lead Transcept product candidate, Intermezzo® (zolpidem tartrate sublingual lozenge), is a uniquely delivered low dose formulation of zolpidem for the as-needed treatment of insomnia in patients who awaken in the middle of the night and have difficulty returning to sleep. Phase 3 clinical trials have been completed for Intermezzo® and Transcept plans to submit an NDA to the FDA via the 505(b)(2) pathway prior to the end of 2008. Transcept is also developing two novel fixed dose combination product candidates, TO-2060 (olanzapine/ondansetron) and TO-2061 (risperidone/ondansetron), for the treatment of dopamine associated psychiatric disorders. For further information, please visit the company’s website at: www.transcept.com.

About Novacea

Novacea, Inc. is a biopharmaceutical company that had been focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates, including Asentar™, which had been in a Phase 3 clinical trial for androgen-independent prostate cancer, and AQ4N, a hypoxia-activated prodrug. There are currently no clinical trials planned or underway for either candidate.

Safe Harbor

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Transcept and Novacea disclaim any intent or obligation to update these forward-looking statements, and claim the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of closing the merger, the expected cash balance of the combined entity as of the closing, as well as the expected ownership of the stockholders of such parties after the closing of the merger; the expected timing of regulatory filings with respect to Intermezzo®; expected timing of potential commercial launch of Intermezzo®; the sufficiency of post closing cash to fund development of Intermezzo® through potential launch and the potential markets and expected benefits of Transcept product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, failure of Novacea stockholders to approve the merger; Novacea or Transcept inability to satisfy the conditions of the merger, or that the merger is otherwise delayed or ultimately not consummated; the rates of use of Transcept and Novacea cash and cash equivalents prior to the closing of the merger; Transcept product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA approval; physician or patient reluctance to use Intermezzo®, if approved; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of Transcept product candidates; the advantages of Transcept product candidates over other therapies; other events and factors disclosed previously and from time to time in Novacea filings with the Securities and Exchange Commission, including the Novacea Annual Report on Form 10-K for the year ended December 31, 2007.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Transcept and Novacea. In connection with the transaction, Novacea will file a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Novacea and Transcept. Investors and security holders of Novacea and Transcept are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Novacea, Transcept and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Novacea with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Novacea by contacting Novacea Investor Relations by e-mail at IR@novacea.com or by telephone at (650) 228-1800. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Novacea and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transaction. Information about the directors and executive officers of Novacea and their respective interests in the proposed transaction will be available in the proxy statement/prospectus/information statement.

Intermezzo® and Bimucoral® are registered trademarks of Transcept Pharmaceuticals, Inc. and Ambien® and Ambien CR® are registered trademarks of Sanofi-Aventis.

Contacts:

Transcept Pharmaceuticals, Inc.

Michael Gill

Director of Communications

(510) 215-3575

mgill@transcept.com

The Ruth Group (on behalf of Transcept)

Investors

Stephanie Carrington / Sara Ephraim

(646) 536-7017 / 7002

scarrington@theruthgroup.com

sephraim@theruthgroup.com

Media

Jason Rando

(646) 536-7025

jrando@theruthgroup.com

Novacea

Ed Albini

Chief Financial Officer

(650) 228-1800

albini@novacea.com

WeissComm Partners (on behalf of Novacea)

Danielle Bertrand

(415) 946-1056

dbertrand@wcpglobal.com